Exhibit 5




                                     May 26, 1998



Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re:    The Quaker Oats Company
       Registration Statements on Form S-8 --
       The Quaker Long Term Incentive Plan of 1990
       The Quaker Long Term Incentive Plan of 1999
       --------------------------------------------

Ladies and Gentlemen:

As Senior Vice President - General Counsel, Business Development and Corporate Secretary of The Quaker Oats Company, a New Jersey corporation (the "Company"), I am acting as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, of 16,000,000 shares of Common Stock, $5.00 par value per share ("Common Stock"), of the Company available for issuance under The Quaker Long Term Incentive Plan of 1990 and The Quaker Long Term Incentive Plan of 1999 (the "Plans").

I have examined the Company's Registration Statement on Form S-8 relating to the Common Stock to be issued under the Plans (the "Registration Statement") and am familiar with the Certificate of Incorporation and the By-laws of the Company and the Plans. I have also examined such other documents, records and certificates of the Company as I consider necessary for the purpose of this opinion.

Based on the foregoing, I am of the opinion that the shares of Common
Stock to be issued pursuant to the Plan have been duly authorized and will, upon due issuance and sale thereof, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                    Very truly yours,



                                                      John G. Jartz